UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 12, 2018

TANGER FACTORY OUTLET CENTERS, INC.
_________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-11986	56-1815473
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3200 Northline Avenue, Greensboro, North Carolina 27408
(Address of principal executive offices) (Zip Code)

(336) 292-3010
(Registrants' telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD

On April 12, 2018, the Company issued a press release announcing that its Board of Directors approved a 2.2% increase in the annual dividend on its common shares from $1.37 per share to $1.40 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.35 per share for the first quarter ended March 31, 2018. This cash dividend will be payable on May 15, 2018 to holders of record on April 30, 2018. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

During the first quarter of 2018, Tanger repurchased approximately 444,000 of its common shares at a weighted average price of $22.52 per share for total consideration of approximately $10 million. The Company’s $125 million share repurchase authorization is valid through May 2019 and currently has $65.7 million remaining for future share repurchases.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included with this Report:

Exhibit No.
99.1	Press release announcing quarterly dividend and share repurchase activity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2018

TANGER FACTORY OUTLET CENTERS, INC.

By:    /s/ James F. Williams
James F. Williams
Senior Vice President, Chief Financial Officer